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Cambridge Heart, Inc.
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David A. Chazanovitz President and CEO

May, 2003

Dear Fellow Shareholders:

The twelve months since last year's Annual Meeting have been tumultuous for Cambridge Heart. Our revenue grew 38.4% to $4.3 million while our domestic Microvolt T-Wave Alternans business grew to $2.5 million, a 56% increase over 2001. While our gross profit margin increased 83% to $1.2 million, we found ourselves challenged with a sub $1.00 stock price, which was clearly a disappointment to all of us. The stock price eventually led to our voluntary movement to the OTC—Bulletin Board Market. In the first two weeks of trading on the Bulletin Board I am pleased to see that the volume of shares traded has been robust and that the movement has been successful.

FUNDING:

As each of you knows, our cash position became quite challenging in early 2003. I am pleased to report to you that on May 12, 2003 we announced an equity financing of up to $6.5 million dollars, of which approximately $3.1 has already been received. Included in this funding were a strategic investor, Medtronic, Inc. and a group of private investors led by Bob Khederian, a member of our Board of Directors. Cambridge Heart is well known and well understood by all of the investors in this financing event. I believe that it is a vote of confidence that Cambridge Heart is ready to turn the corner and enter main stream cardiology as Microvolt T-Wave Alternans continues to demonstrate its usefulness in stratifying individuals for their risk of sudden cardiac death. This very important funding event now gives us the balance sheet strength to accelerate our growth curve.

        As a result of the financing, Louis Perlman has joined the Board of Directors. Mr. Perlman is the President of Lazam Properties, Ltd., a real estate brokerage management and investment company. In addition, Medtronic, Inc and the group of private investors have the ability to appoint observers to the Board of Directors, who we expect will be named shortly. I look forward to the interaction with the Board as there are now additional voices bringing their considerable business acumen, advice and counsel.

MASTER STUDY:

At the end of 2002 we announced the initiation of the MASTER (Microvolt T-Wave AlternanS TEsting for Risk Stratification of Post MI Patients) Study. This very important collaboration with our strategic partner, Medtronic, Inc. is targeting individuals whose hearts have been damaged by previous heart attacks. The individuals in the study also have impaired pumping function of the heart as determined by a factor known as ejection fraction. Currently 1800 patients are anticipated to enter this study which will take place in over 50 leading cardiology practices and hospitals in the United States. While it will be approximately 3 years before any information becomes available from this very large and very important study, we anticipate that the results will continue to confirm previously disclosed results of multiple studies dealing with this same population.

CONTINUED CLINICAL VALIDATION:

One of the most talked about areas in Cardiology since the end of 2001 has been the Madit II Study which was sponsored by Guidant Corporation. This large, well run study evaluated the efficacy of implantable cardioverter defibrillators (ICDs) in patients who have had a prior heart attack and have poor pumping function of the heart as evidenced by an ejection fraction of 30% or less. The study demonstrated a 5.6% absolute reduction in mortality between the patients treated with ICDs versus those treated with drugs. The results, while statistically significant, imply that 18 patients would have to receive an ICD for one patient life to be saved. While all life is obviously important, this study has created a great debate as to whether the results can justify the enormous cost of placing hundreds of thousands of ICDs into this population.

Microvolt T-Wave Alternans has proven itself to be a very important tool in helping to evaluate which of the so-called Madit II patients are truly at risk and which ones are apparently at very low risk. In numerous studies presented over the last year MTWA has continually demonstrated that individuals who test negative with MTWA are at very low risk of a sudden cardiac event and those who test positive are at reasonably high risk of an event. In fact, at the recent presentation by Dr. Daniel Bloomfield of his National Institutes of Health funded Congestive Heart Failure and MTWA Trial, he demonstrated that individuals who tested positive for MTWA were almost 10 times more likely to suffer a cardiac event then those who test negative. To our knowledge, not a single patient who tested negative in this 542 patient study has died.

Dr. Bloomfield's study confirmed information from studies released throughout the year by Drs. Stefan Hohnloser (Frankfurt, Germany), Takanori Ikeda (Tokyo, Japan) and Theodore Chow (Cincinnati, OH) that approximately 30% of the Madit II population will test negative for MTWA and that a negative result translates to a very low patient risk. As such the utilization of MTWA can have a very beneficial economic effect by helping to define those individuals truly in need of expensive ICD therapy.

REIMBURSEMENT:

I believe that it is self evident that reimbursement for any medical test or procedure is necessary for its widespread utilization. In January 2002, MTWA received a unique CPT Code to facilitate its reimbursement. Initially valued at an average of $267 per test, we saw most states reimbursing under Medicare in 2002. In March of 2003, the value of the CPT Code was increased to an average of $426. Almost all states currently reimburse under Medicare. The situation with private payers is not as complete. Many private insurance companies currently reimburse for the MTWA Test, including Cigna, BC/BS of NY, MN, OK, NB, Tufts, Pacificare and Health Partners. We are still working with Aetna and United Healthcare to achieve reimbursement. We believe that the publications from Drs. Bloomfield, Hohnloser, Ikeda and Chow will aid our efforts with these companies in convincing them of the medical value of our important test.

MANAGEMENT:

Our management team is seasoned and well experienced in our market place. Earlier this year I announced the addition of Robert LaRoche as our Vice President of Sales and Marketing. Bob is well known to me and came out of his own successful consulting business. This experience plus his background in big and small companies make him a very valuable addition to our team as we step up our sales activities and bring MTWA into mainstream cardiology.

THOUGHTS ON 2003:

All of us at Cambridge Heart are very enthusiastic about our prospects for 2003. We have had numerous studies presented to the medical community continuing to document the consistency and usefulness of the MTWA Test. We have been in the middle of the debate with Medicare over the Madit II indication for the reimbursement of ICDs. We have formed a new strategic relationship with Medtronic as evidenced by both the MASTER Study and their equity investment in Cambridge Heart. We have strengthened our balance sheet and can now confidently move forward. While we have had our challenges in 2002 and early 2003 we are all invigorated as we move towards the success which all of us have anticipated.

Speaking for all of the employees of Cambridge Heart, we appreciate your continued support.

Respectfully,

David A. Chazanovitz

Statements contained in this letter about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Quarterly Report on Form 10-Q under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.